Exhibit 10.6
LONG-TERM INCENTIVE PLAN
Plan XII (2012 - 2014)

Purpose and Objective

Our mission at CHS is to improve company profitability and shareholder value. The CHS Long-Term Incentive Plan is provided to executives and key employees who can have influence on long-term business success.

The objectives of this Plan are to:

•	Link a component of the participants’ pay with long-term business performance

•	Encourage executives to provide competitive returns to our shareholders’ equity over the long term

•	Maintain a competitive pay element

•	Retain key executives and employees

Plan Name and Effective Date

The name of this Plan is CHS Long-Term Incentive Plan, Plan XII. This is a three (3) year performance plan, effective from September 1, 2011 through August 31, 2014.

New three year performance periods begin each fiscal year. Therefore, there are three plans in operation concurrently as illustrated below.

2012	2013	2014	2015	2016
2012-2014 Plan
2013-2015 Plan
2014-2016 Plan

Administration

The CFO and Vice President of Human Resources administer this Plan.

The Plan Administrators will:

•	Communicate plan design to participants

•	Review and report the results of each Plan

•	Ensure accurate and timely distribution of awards

Eligibility

Participants are nominated by members of the CHS Senior Leadership team (“SLT”), and must be approved by the SLT. The SLT shall review and approve any potential participants, and grant approval for continuation for all new and current participants on an annual basis.

Performance Measurement

The CEO and the CFO establish the company Return on Adjusted Equity (ROAE) threshold, target, maximum and superior performance levels. These levels are approved by the Board of Directors. CHS must meet the established ROAE threshold level before participants can receive awards from this Plan.

The following chart includes Plan XII’s established ROAE measures and the required Net Income to reach each ROAE level.

‘000S excluded	THRESHOLD LEVEL	TARGET LEVEL	MAXIMUM LEVEL	SUPERIOR PERFORMANCE LEVEL
Return On Adjusted Equity	8.0%	10.0%	14.0%	20.0%
Three Year 2012-2014 Net Income Required to Achieve ROAE	$1,077,155	$1,328,036	$1,829,797	$2,582,439

Award Opportunities and Calculation

The award opportunity potential is expressed as a percentage of each participant’s average salary over the three-year Plan period. The award opportunity percent varies by position and grade level. The salary and percent opportunity used to calculate the award are based on status as of August 31st of each of the plan years.

Note: Participants who entered the plan prior to 9-01-11 will have awards calculated based on whichever value is higher, base salary or salary range midpoint, as defined in transition methodology. Participants entering the plan 9-01-11 or later will have awards calculated based on three year average salary.

Award Approval Process

At the conclusion of the Plan period, the CFO and Vice President of Human Resources will prepare a report summarizing CHS performance results against the established Plan, which shall determine individual awards, and communicate your personal LTI award. After the completion of the annual company financial audit, Long Term Incentive Awards are credited to your CHS Deferred Compensation Plan account and are subject to the operating rules of the CHS Deferred Compensation Plan.

Note: Awards for achieving results from 8% ROAE through 20% ROAE will be contributed to the CHS Deferred Compensation plan. However, due to IRC section 409A rules, earned awards for results beyond 14% ROAE will be paid in cash to all participants upon the completion of the vesting period (January 2017). The table below provides an illustration.

DISTRIBUTION ELECTIONS PER 409A RULES
	Award Attributable to			Award Attributable to >14% ROAE
Award Level	8% ROAE	10% ROAE	14% ROAE
Plan 2012-2014	Participant Makes Distribution Elections			Award Deferred to Full Vesting Date - 1-1-17 And Paid in Cash
Plan 2013-2015				Award Deferred to Full Vesting Date - 1-1-18 And Paid in Cash
Plan 2014-2016				Participant Makes Distribution Elections
Note: The IRC section 409A rules also apply to awards from the 2013-2015 LTI Plan.
Beginning with the 2014-2016 Plan you will be able to make distribution elections on your entire award.

Plan Accrual, Award and Vesting

While this plan is in operation it has the potential to be running concurrently with two other three-year plans. Provisions have been made to spread awards out among concurrent plans to ensure that no plan is overly influenced by a single year’s performance.

The following chart provides a hypothetical example to demonstrate a typical performance/measurement period, award, and vesting schedule.

This example shows that Plan XII is accrued based on Fiscal Year 2012-2014 performance, and awarded in November of 2014. Funds are vested 1/3 each year, beginning January 2015, and are subject to the provisions of the CHS Deferred Compensation Plan.

Effect on Change in Employment Status

New Participants
Participants must be in a plan a minimum of six months in order to be eligible for an award. Awards for all new participants will be pro-rated based upon full month(s) participation out of the 36 month plan performance period.

Employees who are approved and enroll in the CHS Deferred Compensation Plan by the last day in February will have awards directed to the CHS Deferred Compensation Plan, and are subject to terms of the plan. Participants approved after this date will begin participation in the CHS Deferred Compensation Plan September first of the following fiscal year.

Retirement, Death or Permanent Disability
Current Plan in Operation: Participants who retire (defined as age 55 and 10 years Credited Service or age 65 as defined by CHS Deferred Compensation Plan rules), die or become permanently disabled during a plan period will receive any potential award for the plan period prorated by the number of full month(s) of participation in the 36 month plan performance period. Participants must be in a plan a minimum of six months in order to be eligible for an award. The pro-rated award will be determined and processed after the conclusion of the plan period in accordance with normal plan procedures. This award will immediately vest and will be subject to the provisions of the CHS Deferred Compensation Plan.

Previous Plan(s): Participants who retire (defined as age 55 and 10 years Credited Service or age 65 as defined by CHS Deferred Compensation Plan rules), die or become permanently disabled will receive all earned, yet unvested, awards from previous plan(s), as they will immediately vest. All awards remain subject to the provisions of the CHS Deferred Compensation Plan.

Termination
Participants who terminate, or are terminated during the term of the Plan, will forfeit all rights to un-awarded plan benefits and any non-vested awards being held in the CHS Deferred Compensation Plan. Vested awards are subject to the provisions of the CHS Deferred Compensation Plan.

Non-Recurring Events

Non-recurring business events, which have a substantial impact on CHS financial results during the Plan period, may be excluded from the calculations for determining awards. Such events could include major gains or losses from acquisitions (including planned short-term losses), divestitures, lawsuits, significant business write-offs, casualty losses, or a sale of assets.

Amounts to be excluded will be determined by the CEO and CFO, and approved by the Board of Directors.

Amendments or Termination of Plan

During the course of any three year plan, CHS may amend or terminate this Plan without prior notification or the consent of the participants. Once the three year measurement period is completed and audited, awards cannot be modified or terminated.

Nothing in this plan can be interpreted as a contract for employment, continued employment or continued participation in the CHS Long Term Incentive Plan, or in any other CHS compensation or benefit program.